ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Addison, Texas, November 15, 2013; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the third quarter ended September 30, 2013 and provided a review of its operating activities.

During the third quarter, continued progress was made towards the expansion of commercialization of Altrazeal® in international markets:

¬	Orders of Altrazeal® were shipped to five new markets in September and October 2013; the Czech Republic, Slovakia, South Africa, Croatia and Slovenia;
¬	Production of Altrazeal® has been initiated in the fourth quarter 2013 for eight additional markets;
¬
In September 2013, we executed a License and Supply Agreement with Altrazeal AG to market Altrazeal® in several new territories, to include Africa (markets not already licensed), Latin America, the Commonwealth of Independent States, Georgia, Ukraine, and Turkmenistan.  Under the terms of the agreement with Altrazeal AG, we received an up-front licensing payment, will receive certain royalties on product sales within the territories, and will supply Altrazeal® at an agreed upon price; and

¬
Since the beginning of the third quarter 2013, we announced the further expansion of the Altrazeal® international marketing network to include 16 additional countries including, Scandinavia, Finland, South Africa, Czech Republic, Slovakia, Portugal, Croatia, and Slovenia.

Other noteworthy events include the Company’s capital structure being simplified through the redemption of all outstanding shares of preferred stock. In addition, the results of our randomized study were published in the peer reviewed International Wound Journal.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, "Outstanding progress has been made on numerous fronts during the past quarter. We believe we are significantly ahead of schedule in achieving our objective of having Altrazeal® launched in 50 markets by the end of 2014. The breadth and extent of interest shown by potential strategic marketing partners gives us great confidence that our commercialization objectives will be achieved."

For the third quarter of 2013, the Company reported a net loss of $0.7 million, or $0.05 per share, compared with a net loss of $0.9 million, or $0.10 per share, for the same period last year.  For the nine months ended September 30, 2013, the reported net loss was $2.2 million, or $0.16 per share, compared with a net loss of $2.6 million, or $0.32 per share, for the same period last year.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Despite a significant increase in commercial activities, principally production and the associated quality compliance issues associated with growth in Altrazeal® product sales, we have continued to reduce our operating expenses during 2013 as our operating expenses are $464,000 below prior year. This has been the principal reason for a reduction in the reported loss. With the reduced expense base we are well positioned to more rapidly achieve profitability with the anticipated revenue expansion in the next six months.”

Operating Results

Revenues
Revenues were $111,000 for the third quarter of 2013, as compared to $89,000 for the third quarter of 2012.  The increase of approximately $22,000 in revenues is primarily attributable to an increase in Altrazeal® product sales and royalties, partially offset by a decrease of $16,000 in royalties related to the domestic sale of Aphthasol®.

Revenues were $242,000 for the nine months ended September 30, 2013, as compared to $205,000 for the comparative period of 2012.  The increase of approximately $37,000 in revenues is primarily attributable to an increase of Altrazeal® product sales, royalties and licensing fees which were partially offset by a decrease of $50,000 in royalties related to the domestic sale of Aphthasol®, as a result of the patent expiration and resulting license termination.

Research and Development
Research and development expenses were $201,000 for the third quarter of 2013, including $5,000 in share-based compensation, as compared to $153,000 for the third quarter 2012, which included no share-based compensation.  The increase of approximately $48,000 in research and development expenses was entirely due to an increase of $54,000 in personnel expense.

Research and development expenses were $578,000 for the nine months ended September 30, 2013, including $12,000 in share-based compensation, as compared to $517,000 for the nine months ended September 30, 2012, which included $9,000 in share-based compensation.  The increase of approximately $61,000 in research and development expenses was primarily due to an increase of $85,000 in personnel expense which was partially offset by a decrease of $20,000 in clinical study costs.

Selling, General and Administrative
Selling, general and administrative expenses were $302,000 for the third quarter of 2013, including $20,000 in share-based compensation, as compared to $376,000 for the third quarter of 2012, which included $8,000 in share-based compensation.  The decrease of approximately $74,000 in selling, general and administrative expenses was primarily due to a decrease of $109,000 in sales & marketing costs due to a revised sales and marketing plan and a lower head count, and a decrease of $20,000 related to accruals for bad debt expense.  These expense decreases were partially offset by an increase of $35,000 in investor relations consulting and an increase of $11,000 in director fees.

Selling, general and administrative expenses were $915,000 for the nine months ended September 30, 2013, including $45,000 in share-based compensation, as compared to $1,366,000 for the nine months ended September 30, 2012, which included $29,000 in share-based compensation.  The decrease of approximately $451,000 in selling, general and administrative expenses was primarily due to a decrease of $323,000 in sales & marketing costs due to a revised sales and marketing plan and a lower head count, a decrease of $58,000 in investor relations consulting, a decrease of $43,000 in insurance costs and a decrease of $28,000 in bad debt expenses.  These expense decreases were partially offset by an increase of $21,000 for director fees and an increase of $17,000 in legal fees.

Interest and Miscellaneous Income
Interest and miscellaneous income was $15,000 for the third quarter of 2013 as compared to $31,000 for the third quarter of 2012.  The decrease of approximately $16,000 is attributable to a decrease in interest income resulting from a decrease in the outstanding notes receivable.

Interest and miscellaneous income was $56,000 for the nine months ended September 30, 2013 as compared to $34,000 for the nine months ended September 30, 2012.  The increase of approximately $22,000 is attributable to an increase in interest income resulting from interest recognized from the outstanding notes receivable.

Interest Expense
Interest expense was $126,000 for the third quarter of 2013 as compared to $134,000 for the third quarter of 2012.

Interest expense was $386,000 for the nine months ended September 30, 2013 as compared to $191,000 for the nine months ended September 30, 2012.  The increase of approximately $195,000 is primarily attributable to costs associated with our convertible debt.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the expansion of commercialization of Altrazeal® in international markets, the anticipated timing for the launch of Altrazeal® in various markets and countries, the usage of Altrazeal® in 50 markets by the end of 2014, the anticipated escalation of revenues, positive cash flows, and improved profitability in 2013 and 2014, and the achievement of the Company’s commercialization objectives.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
License fees	$11,400	$11,400	$33,827	$29,163
Royalty income	10,276	16,633	10,276	49,918
Product sales, net	88,904	60,889	197,405	126,057
Total Revenues	110,580	88,922	241,508	205,138

Costs and Expenses
Cost of goods sold	60,245	113,415	104,236	135,745
Research and development	201,244	152,985	577,712	517,196
Selling, general and administrative	302,093	375,767	914,509	1,365,836
Amortization of intangible assets	119,763	119,763	355,385	356,687
Depreciation	59,688	75,219	185,536	225,691
Total Costs and Expenses	743,033	837,149	2,137,378	2,601,155
Operating (Loss)	(632,453)	(748,227)	(1,895,870)	(2,396,017)

Other Income (Expense)
Interest and miscellaneous income	15,088	30,720	55,564	33,745
Interest expense	(125,904)	(134,218)	(385,965)	(191,008)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Gain on sale of equipment	---	---	3,627	---
(Loss) Before Income Taxes	(743,269)	(851,725)	(2,222,644)	(2,553,280)

Income taxes	---	---	---	---
Net (Loss)	$(743,269)	$(851,725)	$(2,222,644)	$(2,553,280)

Less preferred stock dividends	(6,061)	(12,288)	(30,236)	(35,168)
Net (Loss) Allocable to Common Stockholders	$(749,330)	$(864,013)	$(2,252,880)	$(2,588,448)

Basic and diluted net (loss) per common share	$(0.05)	$(0.10)	$(0.16)	$(0.32)

Weighted average number of common shares outstanding	15,659,822	8,267,755	13,677,186	8,106,117

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)

Cash and cash equivalents	$53,001	$21,549
Current assets	1,376,451	1,115,982
Property and equipment, net	690,718	845,535
Other assets	4,189,209	5,366,600
Total assets	6,256,378	7,328,117

Current liabilities	3,421,095	3,889,734
Long term liabilities – convertible notes payable	45,688	751,543
Long term liabilities – deferred revenue	912,994	835,553
Total liabilities	4,379,777	5,476,830
Total stockholders’ equity	1,876,601	1,851,287